Exhibit 99.1

Deep Medicine Acquisition Corp. Announces Upcoming Automatic Unit Separation

New York, NY, November 30, 2021– Deep Medicine Acquisition Corp. (Nasdaq: DMAQU) (the “Company”) announced today that, on December 2, 2021, the Company’s units will no longer trade, and that shares of the Company’s Class A common stock and rights, which together comprise the units will commence trading separately. The Class A common stock and rights will be listed on the Nasdaq Global Market and trade with the ticker symbols “DMAQ” and “DMAQR,” respectively. This is a mandatory and automatic separation, and no action is required by the holders of units.

Each unit consists of one share of Class A common stock and one right to receive one-tenth of one share of Class A common stock upon the consummation of the Company’s initial business combination. In the separation, unit owners will receive shares of Class A common stock underlying their units and rights underlying such units.

Purchases of units that are made after market close on November 30, 2021, may not settle prior to the unit separation date and, accordingly, the number of rights issued to such purchasers may not reflect the rights underlying such recently purchased units.

About Deep Medicine Acquisition Corp.

Deep Medicine Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company intends to focus its search on targets in the healthcare industry with an enterprise value of approximately $500 million to $1 billion.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are statements that are not historical facts. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Weixuan Luo
Deep Medicine Acquisition Corp.
595 Madison Avenue, 12th Floor
New York, NY 10017
Telephone: (917) 289-2776